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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                       AFFILIATED RESEARCH CENTERS, INC.

                       _________________________________

                        Pursuant to Sections 242 and 245

                         of the General Corporation Law

                            of the State of Delaware

     AFFILIATED RESEARCH CENTERS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. That the name of the Corporation is AFFILIATED RESEARCH CENTERS INC.

     2. That the Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on the 13th day of June, 1996.

     3. That this Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation.

     4. That the amendment to the Certificate of Incorporation effected hereby is to change the authorized capital stock of the Corporation to 10,685,324 shares, consisting of 10,000,000 shares of Class A Common Stock, par value $0.001 per share (the "Class A Common Stock") and 685,324 shares of Class B Common Stock, par value $0.001 per share (the "Class B Common Stock").

     5. That the restatement of and amendment to the Certificate of
Incorporation of the Corporation, as set forth in this Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the sole Shareholder of the Corporation.
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     6. That the text of the Certificate of Incorporation is hereby restated and amended to read in full as follows:

     FIRST:  Name.  The name of the Corporation is Affiliated Research Centers,
Inc.

     SECOND: Delaware Office and Registered Agent. The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at said address is The Corporation Trust Company.

     THIRD: Purposes. The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

     FOURTH: Capital Stock. The total number of shares of stock which the Corporation is authorized to issue is 10,685,324 shares as follows: 10,000,000 shares of Class A Common stock, par value $0.001 per share (the "Class A Common Stock") and 685,324 shares of Class B Common Stock.

     The following is a statement of the designations, rights, preferences, qualifications, limitations and restrictions in respect of the Class A Common Stock and the Class B Common Stock of the Corporation.

     1. Voting Rights.

          A. Voting Rights Generally. No holder of Class B Common Stock shall have any voting rights, except as specifically provided in Sections 1B of this Article or as provided by law. On any matters to come before the Stockholders, each holder of Class A Common Stock shall be entitled to one vote per share.
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          B. Vote of Class B Common Stock. In addition to voting rights provided by law, the Corporation shall not, without the affirmative vote of the holders of a majority of the outstanding shares of the Class B Common Stock, voting as single class:

               (i) Increase or decrease the aggregate number of authorized shares of Class B Common Stock other than an increase incident to a stock split or a decrease incident to a reverse stock split of such shares of Class B Common Stock;

               (ii) Alter or change the preferences, special rights or powers given to the holders of the Class B Common Stock; or

               (iii) Amend, modify or change the Certificate of Incorporation of the Corporation in a manner which would adversely affect the rights, preferences and privileges of the Class B Common Stock.

          C. Class Vote by Statute. The holders of any class of capital stock of the Corporation shall also retain any statutory voting rights enjoyed by such class to vote upon proposed amendments of this Amended and Restated Certificate of Incorporation that would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

     2. Dividends.

          A. Class B Common Stock. The holders of the Class B Common Stock shall not be entitled to receive any dividends.

          B. Class A Common Stock Dividends. Subject to any other provisions of this Amended and Restated Certificate of Incorporation, as amended from time to time, holders of Class A Common Stock shall be entitled to receive such dividends and other distributions in
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cash, stock or property of the Corporation as may be declared thereon by the
Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

     3. Conversion.

          a) Automatic Conversion. Each share of Class B Common Stock shall automatically convert, on the date of occurrence of a Triggering Event (as defined below) into one fully paid and nonassessable share of Class A Common Stock, subject to adjustment as provided below.

          b)  Mechanics of Conversion.

               (i) Immediately following the occurrence of a Triggering Event, the Corporation will give written notice to each stockholder of record of Class B Common Stock of such occurrence. The holders of the Class B Common Stock shall surrender the certificate or certificates for such shares of Class B Common Stock at the office of the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), accompanied by written notice stating such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. The Corporation shall, as soon as reasonably practicable following receipt of the foregoing, issue and deliver at such office to the holder or its nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled.

               (ii) The Corporation shall at all times during which the Class B Common Stock is outstanding, reserve and keep available out of its authorized but unissued Class A Common Stock, sufficient shares to effect the conversion of the Class B Common Stock as provided for herein.
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          (c) Subdivision or Combination of Class A Common Stock.  If the
Corporation at any time subdivides (by any stock split, stock dividend or otherwise its outstanding shares of Class A Common Stock, or combines (by reverse stock split or otherwise) its outstanding Class A Common Stock into a smaller number of shares, then a like subdivision or combination (as the case may be) will be effected with respect to the Class B Common Stock.

          (d) Reorganization, Reclassification, Consolidation or Merger. If any capital reorganization, reclassification, consolidation or merger that does not constitute a Triggering Event (a "Capital Change") is effected in such a way that holders of Class A Common Stock are entitled to receive stock, securities or assets with respect to or in exchange for the Class A Common Stock then, as a condition to such Capital Change, lawful and adequate provision shall be made whereby each holder of Class B Common Stock will have the right to receive in lieu of shares of Class A Common Stock immediately theretofore acquirable and receivable such consideration as is receivable by holder of that number of shares of Class A Common Stock which would have been receivable upon the conversion of such holder's Class B Common Stock had such Capital Change not taken place. In any such case appropriate provision will be made with respect to such holder's rights and interests to the end that the provisions of this paragraph 3 will thereafter be applicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of Class B Common Stock (including, in the case of any consolidation or merger in which the successor corporation is other than the Corporation, an immediate adjustment to the number of shares of Class A Common Stock receivable upon conversion of the Class B Common Stock so as ratio to the value of the Class A Common Stock reflected by the terms of such consolidation or merger. The Corporation will not effect any consolidation or merger that does not constitute a Triggering Event unless prior to the
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consummation thereof, the successor corporation (if other than the Corporation)
assumes by written instrument (in form and substance satisfactory to the Board of Directors), the obligation to deliver to each such holder of Class B Common Stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

          (e) Certain Events. If any event occurs of the type contemplated by the provisions of this paragraph 3 but not expressly provided for by such provisions, then the Board of Directors will make appropriate adjustments so as to protect the rights of the holders of the Class B Common Stock.

     4. Definitions. For the purposes of Article FOURTH of this Amended and Restated Certificate of Incorporation:

     "Board of Directors" shall mean the duly elected Board of Directors of the Corporation.

     "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise of such entity.

     "Qualified Public Offering" means the effective date of the first Registration Statement filed with the Securities and Exchange Commission for a public offering of the Corporation's securities (other than a Registration Statement relating to either the sale of securities to employees, consultants or directors of the Corporation pursuant to a stock option, stock purchase or similar plan).

     "Triggering Event" means (a) a Qualified Public Offering, (b) the liquidation, dissolution or winding up of the Corporation, (c) the sale or transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of the Corporation, or the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) unless
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the Corporation's stockholders of record immediately prior to such acquisition or sale (by virtue of securities issued as consideration in connection with such acquisition or sale or otherwise), hold at least 50% of the voting power of the surviving or acquiring entity.

     FIFTH: Elections of directors at an annual or special meeting of stockholders need not be by written ballot.

     SIXTH: (A) The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any Person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this Section A of Article SIXTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

          (B) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. No
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amendment to or repeal of this Section B of Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

          (C) In furtherance and not in limitation of thc powers conferred by statute:

               (i) the Corporation may purchase and maintain insurance on behalf of any Person who is or was a director officer, employee or agent of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify against such liability under the provisions of law; and

               (ii) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contacts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of thc foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

     SEVENTH: The Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation.

     IN WITNESS WHEREOF, the undersigned, has hereunto signed this Certificate as of 19th day of September, 1996.


                                                /s/ David R. Adamoli
                                                --------------------------
                                                David Adamoli, President